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Exhibit 2.6

FORM OF FOURTH AMENDMENT AND WAIVER

        THIS FOURTH AMENDMENT AND WAIVER, dated as of June     , 2003 (this "Fourth Amendment") to those separate Note Purchase Agreements each dated as of November 18, 1998 and the Notes is entered into by and among WATERFORD WEDGWOOD PLC, a public limited company organized under the laws of Ireland (the "Company"), WATERFORD WEDGWOOD FINANCE, INC., a corporation organized under the laws of the State of Delaware (the "Issuer"), and all those Persons named as Noteholders on Schedule 1 attached hereto (the "Noteholders"), and all those Persons named as Restricted Entity Guarantors on Schedule 2 attached hereto). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note Purchase Agreements (as defined below).

W I T N E S S E T H

        WHEREAS, the Issuer, the Company and each of the Noteholders or their predecessors in interest have heretofore entered into separate Not Purchase Agreements dated as of November 18, 1998 as amended by amendment agreements dated June 15, 1999, December 17, 1999 and March 5, 2002 (collectively, the "Note Purchase Agreements"). The Issuer has heretofore issued the U.S. $95,000,000 6.80% Guaranteed Senior Notes due November 18, 2008 (the "Notes"). The Noteholders are the holders of all outstanding Notes.

        WHEREAS, the Company has entered into the Parent Guarantee and each Restricted Entity Guarantor has entered into a Restricted Entity Guarantee Agreement in favor of the Noteholders under which it has guaranteed payment of certain amounts which may be or become due and owing to the Noteholders under the Note Purchase Agreements or the Notes and the Company and each Restricted Entity Guarantor desires to ratify and affirm its obligations under (in the case of the Company) the Parent Guarantee and (in the case of each Restricted Entity Guarantor) the Restricted Entity Guarantee Agreement to which it is a party.

        WHEREAS, the parties hereto mutually desire to amend the terms of the Note Purchase Agreements.

        NOW, THEREFORE, upon satisfaction of the conditions precedent set forth in Section 3 of this Fourth Amendment (such date of satisfaction being the "Effective Date"), in consideration of the foregoing, and other consideration the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Company and the Noteholders agree, and the Company (as guarantor under the Parent Guarantee) and the Restricted Entity Guarantors acknowledge, as follows:

        1.    Amendment of Note Purchase Agreements.    The Issuer, the Company and the Noteholders hereby agree that the Note Purchase Agreements shall be amended as follows:

        (A)    Exhibit 1.1 (Form of Note).    Exhibit 1.1 of the Note Purchase Agreements is hereby deleted in its entirety and Exhibit 1 attached hereto is substituted therefore.

        (B)    Interest Rate Adjustment.    The interest rate borne by the 6.80% Guaranteed Senior Notes due November 18, 2008 shall be increased, effective from May 18, 2003, to 8.05% and, effective as of and from September 1, 2003 to 8.75%.

        (C)    Interest Adjustment Event.    The parenthetical in the last paragraph of Section 1.3 shall be amended and read in its entirety as follows:

        "(from the interest rate of 7.80% applying as at December 31, 2001 to, but excluding May 18, 2003, and from the interest rate of 8.05% applying as at May 18, 2003 to but excluding September 1, 2003 and from the interest rate of 8.75% applying as at September 1, 2003)"

        (D)    Further Information.    A new Section 7.5 shall be inserted as follows:

        "Section 7.5.    Further Information.

        (a)   On a monthly basis, the Issuer shall provide an Officer's Certificate to each holder of Notes, demonstrating compliance with Sections 10.2, 10.3, 10.4 and 10.5 for the immediately preceding month on a pro forma basis as if such covenants were required by their terms to be tested monthly (showing all relevant calculations in reasonable detail), or in the event that such covenants are not in compliance, the Officer's Certificate shall state the amount by which such provisions are not in compliance and all details related thereto.

        (b)   The Officer's Certificate required to be delivered pursuant to Section 7.5(a) shall be delivered no later than 20 Business Days following the end of any calendar month.

        (c)   The Issuer shall hold a monthly telephone conference call for the holders of the Notes to discuss the business affairs of the Group and such other topics relating to the Group and/or compliance with the provisions of the Note Purchase Agreements, the Parent Guarantee or the Restricted Entity Guarantee Agreement as any holder of Notes shall reasonably request. The Issuer shall give at least five Business Days advance notice to all holders of Notes of the date, time and telephone number for such conference call, which date shall be a Business Day reasonably chosen by the Issuer occurring no earlier than two Business Days following delivery of the Officer's Certificate required to be delivered pursuant to Section 7.5(a) and which time shall be between 11:00 a.m. and 4:00 p.m. (New York time). The Issuer shall cause the appropriate officers and/or directors of the Issuer to make themselves available to participate in such conference calls.

        (E)    Amendment to Maintenance of Net Borrowing test and new Net Debt to EBITDA ratio.    Section 10.3(b)(i) shall be amended to read in its entirety as follows:

        "(i)  as at the end of each accounting period ending on each financial quarter-year and half-year of the Company, exceed 3.0:1.0, and"

        (F)    Amendment to Interest Coverage Ratio.    Section 10.4 shall be amended to read in its entirety as follows:

        "Section 10.4.    Maintenance of Interest Coverage Ratio.

        "(a) On and from January 1, 2003 to, and including, June 30, 2003, the Company will maintain, as at each Reference Date, an Interest Coverage Ratio of not less than 3.0 to 1.0.

        "(b) On and from July 1, 2003 the Company will maintain, as at each period ending on a financial quarter-year, an Interest Coverage Ratio of not less than 3.0 to 1.0."

        (G)    Amendment to Net Worth Test.    Section 10.2(b) shall be amended to read in its entirety as follows:

        "(b) shall not permit Tangible Consolidated Net Worth at any time (i) on or after January 1, 2003 and before October 1, 2003, to be less than €145,000,000 (provided that this clause (i) of Section 10.2(b) shall not be considered breached if Tangible Consolidated Net Worth is less than €145,000,000 but the Company can demonstrate to the satisfaction of the Required Holders that in the absence of currency fluctuations since                        , 200  , Tangible Consolidated Net Worth would not have been less than €145,000,000) and (ii) after September 30, 2003, to be less than €255,000,000."

        (E)    Amendment to Definition of Interest Coverage Ratio.    The definition of Interest Coverage Ratio shall be amended to read in its entirety as follows:

        "Interest Coverage Ratio"—means, with respect to any Reference Date (with respect to Section 10.4(a)) and with respect to any referenced quarter-date (with respect to Section 10.4(b)) the ratio, for the 12-month period ending on that Reference Date or that referenced quarter date, as the case may be, of Consolidated Operating Profit to Consolidated Net Interest Charges."

        2.    Waiver.    With effect from the Effective Date, the Noteholders hereby waive any breach of the covenants set out in Sections 10.2, 10.3, 10.4 and 10.5 of the Note Purchase Agreements (as in force prior to their amendment pursuant to this Fourth Amendment) which arose as at or prior to June 30, 2003; provided that such waiver shall not constitute a waiver of compliance with any covenants or agreements for any financial period other than that set forth above; provided, however, that this waiver shall not have any force or effect (i) with respect to Section 10.3(b) if on June 30, 2003, the ratio of Consolidated Net Borrowings to Consolidated EBITDA exceeds 4.40:1; (ii) with respect to Section 10.4 if on June 30, 2003 the Interest Coverage Ratio is less than 1.8 to 1.0; and (iii) with respect to Section 10.2(ii), on June 30, 2003 Tangible Consolidated Net Worth shall not be less than €145,000,000 (unless the Company can demonstrate to the satisfaction of the Required Holders that in the absence of currency exchange fluctuations since                        , 200  . Tangible Consolidated Net Worth would not have been less than €145,000,000).

        3.    Conditions Precedent.    The occurrence of the Effective Date shall be subject to the satisfaction of the following conditions:

        (A)    Representations and Warranties.    The representations and warranties contained in Section 4 shall be true and correct on and as of the Effective Date.

        (B)    Receipt of Amendment Fee.    The Issuer shall have paid to each Noteholder an amount in U.S.$ equal to 0.10% of the principal outstanding amount of the Notes held by such Noteholder as at the Effective Date.

        (C)    Executed Counterparts.    Executed counterparts of this Fourth Amendment, duly executed by the Company, the Issuer, and the Noteholders, shall have been delivered to each holder of a Note.

        (D)    Compliance Certificates.

        (a)    Issuer Officer's Certificate.    The Issuer shall have delivered to each of the Noteholders an Officer's Certificate, dated as at the Effective Date, certifying that the condition specified in Section 3(A) above has been fulfilled in respect of the Issuer.

        (b)    Issuer Secretary's Certificate.    The Issuer shall have delivered to each of the Noteholders a certificate of its secretary or an assistant secretary (or an equivalent officer) certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Fourth Amendment, which shall each be in form and substance satisfactory to the Noteholders and their special counsel.

        (c)    Company Officer's Certificate.    The Company shall have delivered to each of the Noteholders an Officer's Certificate, dated as at the Effective Date, certifying that the condition specified in Section 3(A) above has been fulfilled in respect of the Company.

        (d)    Company Secretary's Certificate.    The Company shall have delivered to each of the Noteholders a certificate of its secretary or an assistant secretary (or an equivalent officer) certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Fourth Amendment which shall each be in form and substance satisfactory to the Noteholders and their special counsel.

        (E)    Revolving Facility Documentation.    The Noteholders shall have received a certified copy of a Waiver Letter (together with all schedules thereto) entered into in connection with the Revolving Facility containing a waiver by the lenders under the Revolving Facility with respect to all breaches by the Company of the covenants set out in Clause 17.16(d) of the Revolving Facility, in form and in substance satisfactory to the Noteholders (acting reasonably).

        4.    Representations and Warranties of the Issuer and the Company.    To induce that Noteholders to execute and deliver this Fourth Amendment, each of the Issuer and the Company, jointly and severally, represent and warrant to each of the Noteholders (which representations and warranties shall survive the execution and delivery of this Fourth Amendment) that:

        (A)    Status.    The Company is a public limited company, duly incorporated and validly existing under the laws of the Republic of Ireland, and the Issuer is a corporation duly and validly existing under the laws of the State of Delaware and each Restricted Entity Guarantor is a corporation duly and validly existing under the jurisdiction of its incorporation.

        (B)    Power and Authority.    The Company, the Issuer and each Restricted Entity Guarantor each have the requisite corporate power and authority to enter into, execute and deliver this Fourth Amendment and, in the case of the Issuer, to issue the Amended Notes and to perform the provisions hereof and thereof and the transactions contemplated hereby and thereby.

        (C)    Legal Validity.    This Fourth Amendment, the Note Purchase Agreements and the Amended Notes constitute a legal, valid and binding obligation of each of the Issuer and (other than with respect to the Amended Notes) the Company and the Restricted Entity Guarantors, enforceable against each such party in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (D)    Non-conflict with Laws.    The entry into and performance of this Fourth Amendment, the issuance of the Amended Notes and the transactions contemplated hereby by the Issuer, the Company and the Restricted Entity Guarantors do not or will not at the date hereof (i) conflict with any applicable law or regulation or any official or judicial order, (ii) conflict with its respective constitutional documents, (iii) conflict with any agreement or document to which any of them is a party or that is binding upon the Issuer, the Company or the Restricted Entity Guarantors or any of their respective assets, or (iv) result in the creation or imposition of any encumbrance or Lien of the assets of the Issuer, the Company or the Restricted Entity Guarantors pursuant to the provisions of any agreement or document of the Issuer, the Company or the Restricted Entity Guarantors.

        (E)    No Default.    No Default or Event of Default has occurred under the Note Purchase Agreements or the Notes (other than one which has been waived pursuant to this Fourth Amendment), and neither the Company nor the Issuer is in default under any term of any agreement or instrument to which it is a party.

        (F)    Consents.    All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required or desirable in connection with the entry into and performance, validity and enforceability of this Fourth Amendment and the transactions contemplated hereby have been obtained or effected (as appropriate) and are in full force and effect.

        (G)    Guarantee.    The execution and performance by the Issuer, the Company and the Restricted Entity Guarantors of their respective obligations under this Fourth Amendment will not impair the validity of the obligations of the Company under the Parent Guarantee or the validity of the obligations of the Restricted Entity Guarantors under the Restricted Entity Guarantee Agreements to which each is a party. Each of the Company and the Restricted Entity Guarantors hereby ratify and affirm their respective obligations under the Parent Guarantee and the Restricted Entity Guarantee Agreements, respectively, after giving effect to this Fourth Amendment and the amendment of the Notes.

        (H)    Pari Passu Ranking.    The Issuer's obligations under the Amended Notes and the Note Purchase Agreements, the Company's obligations under the Note Purchase Agreements and each Restricted Entity Guarantor's obligations under its Restricted Entity Guarantee Agreement, rank at least pari passu, without preference or priority, with all of the other outstanding unsecured and unsubordinated Financial Indebtedness of the Issuer, the Company and each other Restricted Entity Guarantor, respectively.

        5.    Replacement of Notes.    On or after the Effective Date, the Issuer will provide new Notes to any of the holders wishing to effect such replacement against delivery of the corresponding Notes held by such holder; provided, that any Notes that are not so replaced shall be considered to have been amended hereunder to conform to the form of the Notes as amended hereunder (the "Amended Notes").

        6.    Miscellaneous.

        (A)  This Fourth Amendment, to the extent it amends the Note Purchase Agreements, shall be construed in connection with and as part of the Note Purchase Agreements and except as modified and expressly amended by this Fourth Amendment, all terms, conditions and covenants contained in the Parent Guarantee and the Note Purchase Agreements are hereby ratified and shall be and remain in full force and effect.

        (B)  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Fourth Amendment may refer to the Parent Guarantor and/or the Note Purchase Agreements without making specific reference to this Fourth Amendment but nevertheless all such references shall include this Fourth Amendment unless the context otherwise requires.

        (C)  The descriptive headings of the various Sections or parts of this Fourth Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

        (D)  This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

        (E)  The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Fourth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO have caused this Fourth Amendment to be executed and delivered as of the date hereof:

WATERFORD WEDGWOOD FINANCE, INC.
By
Name:
WATERFORD WEDGWOOD PLC
By:
Name:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By

Name:
CIG & CO.
By

Name:
ALLSTATE LIFE INSURANCE COMPANY
By

Name:
By

Name:

Signature Page to Fourth Amendment and Waiver

MODERN WOODMEN OF AMERICA
By

Name:
THE STATE LIFE INSURANCE COMPANY
By

Name:
AMERICAN UNITED LIFE INSURANCE COMPANY
By

Name:

Signature Page to Fourth Amendment and Waiver

The undersigned hereby acknowledge and consent to this Fourth Amendment and confirm the validity of each of their respective Guarantees:

WATERFORD CRYSTAL LIMITED
By

Name:
WATERFORD CRYSTAL (MANUFACTURING) LIMITED
By

Name:
JOSIAH WEDGWOOD & SONS LIMITED
By

Name:
STATUM LIMITED
By

Name:
WATERFORD WEDGWOOD UK PLC
By

Name:
WEDGWOOD LIMITED
By

Name:

Signature Page to Fourth Amendment and Waiver

WATERFORD WEDGWOOD RETAIL LIMITED
By

Name:
WATERFORD WEDGWOOD USA, INC.
By

Name:
WATERFORD WEDGWOOD, INC.
By

Name:
WATERFORD WEDGWOOD HOLDINGS, INC.
By

Name:
WW INC.
By

Name:
ALL-CLAD HOLDINGS, INC.
By

Name:

Signature Page to Fourth Amendment and Waiver

WATERFORD WEDGWOOD RETAIL LIMITED
By

Name:
WATERFORD WEDGWOOD USA, INC.
By

Name:
WATERFORD WEDGWOOD, INC.
By

Name:
WATERFORD WEDGWOOD HOLDINGS, INC.
By

Name:
WW INC.
By

Name:
ALL-CLAD HOLDINGS, INC.
By

Name:
WATERFORD WEDGWOOD JAPAN LIMITED
By

Name:
WATERFORD WEDGWOOD GmbH
By

Name:

Signature Page to Fourth Amendment and Waiver

Schedule 1
to
Fourth Amendment

Noteholders

The Prudential Insurance Company of America
c/o Prudential Capital Group
Two Prudential Plaza
180 N. Stetson Street - Suite 5600
Chicago, IL 60601-6716
USA

Allstate Life Insurance Company
3075 Sanders Road, STE G3A
Northbrook, Illinois 60062-7127
USA

Connecticut General Life Insurance Company
c/o CIGNA Retirement & Investment Services
280 Trumbull Street, H16B
Hartford, Connecticut 06103
USA

Connecticut General Life Insurance Company (on behalf of one or more separate accounts)
c/o CIGNA Retirement & Investment Services
280 Trumbull Street, H16B
Hartford, Connecticut 06103
USA

American United Life Insurance Company
One American Square
3rd Floor
Indianapolis, IN 46204
USA

The State Life Insurance Company
c/o American United Life Insurance Company
One American Square
3rd Floor
Indianapolis, IN 46204
USA

Modern Woodmen of America
1701 1st Avenue
Rock Island, Illinois 61201
USA

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Schedule 2
to
Fourth Amendment

Restricted Entity Guarantors

Name	Jurisdiction of Organization
Waterford Crystal Limited	Republic of Ireland
Josiah Wedgwood & Sons Limited	England and Wales
Waterford Wedgwood USA, Inc.	New York, USA
Waterford Wedgwood Japan Limited	Japan
Statum Limited	England and Wales
Waterford Wedgwood UK plc	England and Wales
Wedgwood Limited	England and Wales
Waterford Wedgwood, Inc.	Delaware, USA
Waterford Wedgwood Holdings, Inc.	Delaware, USA
WW Inc.	Delaware, USA
Waterford Wedgwood Retail Limited	England and Wales
All-Clad Holdings, Inc.	Pennsylvania, USA
Waterford Wedgwood GmbH	Germany
Waterford Crystal (Manufacturing) Limited	Republic of Ireland

EXHIBIT 1
to Fourth Amendment

FORM OF NOTE

WATERFORD WEDGWOOD FINANCE, INC.

GUARANTEED SENIOR NOTE DUE NOVEMBER 18, 2008

No. U.S.$		New York, New York Date
PPN:	94151# AB 2

        FOR VALUE RECEIVED, the undersigned, WATERFORD WEDGWOOD FINANCE, INC. (the "Issuer"), a corporation organized under the laws of the State of Delaware, hereby promises to pay to                             , or registered assigns, the principal sum of DOLLARS on November 18, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of (i) 6.80% per annum from and including November 18, 2001 to, but excluding, December 31, 2001; (ii) 7.80% per annum from and including December 31, 2001 to, but excluding, May 18, 2003 (less 0.5% from the date of occurrence of each Interest Adjustment Event (as defined in the Note Purchase Agreement referred to below)); (iii) 8.05% (less 0.5% from the date of occurrence of each Interest Adjustment Event (as defined in the Note Purchase Agreements referred to below)) per annum from and including May 18, 2003 to, but excluding September 1, 2003 and (iv) 8.75% (less 0.5% from the date of occurrence of each Interest Adjustment Event (as defined in the Note Purchase Agreements referred to below)) per annum from and including September 1, 2003. Any interest payable hereunder shall be payable semiannually, on the 18th day of May and November in each year, commencing with the first of such dates next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make- Whole Amount (as defined in the Note Purchase Agreements), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) the rate of interest borne by this Note plus 2% and (ii) the rate of interest publicly announced by Citibank, N.A. from time to time in The City of New York as its "base" or "prime" rate.

        Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at a principal office of Citibank, N.A. in The City of New York or at such other place as the Issuer shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements.

        This Note is one of an issue of Guaranteed Senior Notes (the "Notes") issued pursuant to separate Note Purchase Agreements, each dated as of November 18, 1998 (as from time to time amended, the "Note Purchase Agreements"), among the Issuer and Waterford Wedgwood plc, a public limited company organized under the laws of the Republic of Ireland, (the "Company") and the respective purchasers named therein and is entitled to the benefits thereof. Each holder of this Note that is not one of the purchasers named in the Note Purchase Agreements, by its acceptance hereof, (i) shall be deemed to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreements, and (ii) shall be deemed to have made the representation in Section 6.2 of the Note Purchase Agreements.

        The Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly enclosed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in

2

writing, a new Note for a like principal amount shall be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

        This Note and the holder thereof are entitled, equally and ratably with the holders of all other Notes guaranteed by the Company pursuant to the terms and provisions of Section 11 of the Note Purchase Agreements, to all of the benefits provided thereby or referred to therein, to which Section reference is hereby made for a statement thereof. This Note may also be entitled to the benefits of one or more Restricted Entity Guarantee Agreements executed and delivered from time to time pursuant to the Note Purchase Agreements.

        This Note is subject to optional prepayment in whole or from time to time in part, in each case at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

        If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

        This Note shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

WATERFORD WEDGWOOD FINANCE, INC.
By
Title Group Treasurer

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QuickLinks

  Exhibit 2.6
FORM OF FOURTH AMENDMENT AND WAIVER
W I T N E S S E T H
Schedule 1 to Fourth Amendment
Schedule 2 to Fourth Amendment
EXHIBIT 1 to Fourth Amendment